Escalade Reports $0.08 Earnings Per Share In Second Quarter

EVANSVILLE, Ind., Aug. 13, 2012 /PRNewswire/ -- Escalade, Incorporated (NASDAQ: ESCA) announced that revenues for the second quarter of 2012 were up 3% over the same quarter last year. Year to date revenues have increased more than 5% over the same period last year. The Company generated net income for the quarter of $1.1 million, or $0.08 basic and diluted earnings per share compared to net income of $1.5 million or $0.12 basic and $0.11 diluted earnings per share for the same quarter in 2011. For the first half of 2012, net income is $2.7 million or $0.20 basic and diluted earnings per share, while the first half of 2011 also showed net income of $2.7 million with $0.21 basic and $0.20 diluted earnings per share.

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Revenues from the Sporting Goods business were up 5.7% for the quarter and 9.6% for the first half of 2012, compared to the same periods prior year. Management believes improved sales in the Sporting Goods segment will continue through the remainder of the year as the Company builds on new product placements and expanded brand-building activity.

Revenues from the Information Security and Print Finishing business decreased 4.6% and 4.9% for the second quarter and first half of 2012, respectively, compared to last year. Excluding the effects of changes in the currency exchange rates, revenues decreased 0.5% and 1.7%, for the second quarter and first half of 2012, respectively. Revenues in this business segment remain fairly flat to prior year and the Company expects continued challenges in the international market due partly to austerity measures taken in European and other governmental channels.

"After favorable spring weather helped drive first quarter sales, we experienced lower growth in the second quarter," stated Robert J. Keller, President and Chief Executive Officer of Escalade, Inc. "The 5% sales growth and 13% operating income growth in the first half are reflective of the overall improvement in the business. While it appears consumers will be more cautious with spending in the second half of 2012, we anticipate continued growth through new product placements and expanded brand-building activity."

Escalade is a leading manufacturer and marketer of sporting goods and information security and print finishing products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Deborah Meinert, Vice President and CFO at 812/467-4449.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements relating to present or future trends or factors that are subject to risks and uncertainties. These risks include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, Escalade's ability to successfully integrate the operations of acquired assets and businesses, new product development, the continuation and development of key customer and supplier relationships, Escalade's ability to control costs, general economic conditions, fluctuation in operating results, changes in foreign currency exchange rates, changes in the securities market, Escalade's ability to obtain financing and to maintain compliance with the terms of such financing, and other risks detailed from time to time in Escalade's filings with the Securities and Exchange Commission. Escalade's future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

ESCALADE, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	14 July 2012	09 July 2011	14 July 2012	09 July 2011	14 July 2012	09 July 2011

NET SALES	$ 42,029	$ 40,850	$ 72,594	$ 68,848	$ 137,995	$ 128,598

OPERATING EXPENSES
Cost of goods sold	29,685	28,043	49,694	45,916	96,319	88,946
Selling and administrative	8,966	9,598	16,263	17,339	34,866	30,113
Amortization	689	492	1,206	809	1,993	1,423

OPERATING INCOME	2,689	2,717	5,431	4,784	4,817	8,116

OTHER INCOME (EXPENSE)
Interest expense	(192)	(228)	(346)	(412)	(627)	(794)
Other income	240	513	412	635	3,175	2,373

INCOME BEFORE INCOME TAXES	2,737	3,002	5,497	5,007	7,365	9,695

PROVISION FOR INCOME TAXES	1,650	1,517	2,834	2,319	2,949	3,612

NET INCOME	$ 1,087	$ 1,485	$ 2,663	$ 2,688	$ 4,416	$ 6,083

PER SHARE DATA
Basic earnings per share	$0.08	$0.12	$0.20	$0.21	$0.34	$0.48
Diluted earnings per share	$ 0.08	$ 0.11	$0.20	$0.20	$0.34	$0.45
Average shares outstanding	13,260	12,839	13,103	12,824	12,997	12,793

CONSOLIDATED CONDENSED BALANCE SHEET

(Unaudited, In Thousands)
	14 July 2012	31 December 2011	9 July 2011
ASSETS
Current assets	$ 64,989	$ 64,146	$ 61,733
Property, plant & equipment – net	12,045	11,915	19,593
Other assets	26,926	28,769	27,786
Goodwill	24,806	25,285	26,163
Total	$ 128,766	$ 130,115	$ 135,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$ 34,105	$ 34,650	$ 34,732
Other liabilities	6,876	7,900	8,155
Stockholders' equity	87,785	87,565	92,388
Total	$ 128,766	$ 130,115	$ 135,275